Exhibit 99.1

February 22, 2005

Chesapeake Corporation Board Nominates Thelander

RICHMOND, Va. - Chesapeake Corporation (NYSE: CSK) today announced that its board of directors has nominated Beverly L. Thelander for election by the corporation's stockholders as a director of Chesapeake at the annual stockholders' meeting to be held on April 27, 2005. Ms. Thelander is a management consultant.

"Our committee is pleased to nominate Bev Thelander," said Harry H. Warner, chairman of the corporation's Corporate Governance and Nominating Committee. "With her financial background and management skills, she will be a valuable addition to our board."

Ms. Thelander lives in the Los Angeles, Calif., area. As a management consultant she has advised on public company compliance with the Sarbanes-Oxley Act as well as broader strategic initiatives. She previously served as Senior Vice President - Strategic Planning & Operations for AECOM Technology Corporation. Prior to that she held several executive positions with Universal Studios Group, including serving as Chief Financial Officer of Universal's Television & Networks Group, and with Atlantic Richfield Company.

Chesapeake's board of directors was also advised today that Richard G. Tilghman, retired Vice Chairman of SunTrust Banks, Inc. and former Chairman and Chief Executive Officer of Crestar Financial Corporation, has decided to retire as a director of Chesapeake and declined to be nominated for re-election as a director. Mr. Tilghman's term as a director of the corporation expires April 27, 2005. He has served as a director of Chesapeake since 1986.

"Richard Tilghman has been a valued stalwart of Chesapeake's board for many years," said Thomas H. Johnson, Chesapeake's Chairman & Chief Executive Officer. "His calm insight has helped guide the board through our major strategic repositioning. We will miss his leadership."

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Va. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 6,000 people worldwide.

In connection with Chesapeake's 2005 annual stockholders' meeting, including the solicitation of proxies for the election of directors, Chesapeake intends to file a proxy statement and other materials with the Securities and Exchange Commission. Security holders are urged to read the proxy statement and these other materials when they become available because they will contain important information. Security holders may obtain a free copy of the proxy statement and these other materials when they become available, as well as other materials filed with the Securities and Exchange Commission concerning Chesapeake, at the Securities and Exchange Commission website at www.sec.gov. Chesapeake and its directors and certain executive officers may be deemed to be participants in the solicitation of proxies for the election of directors at Chesapeake's 2005 annual stockholders' meeting. Information regarding such directors and executive officers is included in the proxy statement for Chesapeake's 2004 annual stockholder meeting which was filed with the Securities and Exchange Commission on March 26, 2004, and Chesapeake's Annual Report on Form 10-K for the fiscal year ended December 28, 2003. Additional information regarding these directors and executive officers and their interests will be included in the proxy statement for Chesapeake's 2005 annual stockholder meeting and in Chesapeake's Annual Report on Form 10-K for the fiscal year ended January 2, 2005.